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                                                                 EXHIBIT (A)(10)

(TAMSA LOGO)                                               Communicado de Prensa

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
Gerardo Varela                                 Jose Ramon Calderon
Tamsa                                          Tamsa
5282-9913                                      5282-9929
www.tamsa.com.mx
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MEXICO, D.F. 12 de noviembre - TAMSA ANUNCIA QUE SU CONSEJO DE ADMINISTRACION HA
EMITIDO SU OPINION CON RESPECTO A LA OFERTA DE INTERCAMBIO HECHA POR TENARIS.

Tubos de Acero de Mexico, S.A. ("Tamsa") hace del conocimiento del publico inversionista que durante su sesion celebrada el 11 de noviembre de 2002, el Consejo de Administracion de Tamsa analizo y considero la oferta hecha por Tenaris, S.A. ("Tenaris"), para intercambiar a los accionistas de Tamsa sus acciones, por acciones representativas del capital social de Tenaris, a razon de una accion de Tenaris por cada 0.9452 acciones de Tamsa, o un ADS de Tenaris (representativo de 10 acciones ordinarias) por cada 1.8904 ADSs de Tamsa (representativo de 5 acciones ordinarias), (la "Oferta de Intercambio"). Para efectos del analisis antes mencionado, dicho Consejo de Administracion recibio de Morgan Stanley & Co. Incorporated, ("Morgan Stanley") una opinion de fecha 11 de noviembre de 2002, en la que establece que, sujeto a los factores, consideraciones y limitaciones indicados en la propia opinion, el factor de intercambio ofrecido por Tenaris es equitativo (fair) para los accionistas minoritarios de Tamsa desde un punto de vista financiero.

El Consejo de Administracion de Tamsa, despues de analizar y discutir los factores que considero relevantes, ademas de la opinion de Morgan Stanley, es de la opinion favorable que la Oferta de Intercambio es equitativa para los accionistas minoritarios de Tamsa.

Una copia de la opinion emitida por Morgan Stanley, esta disponible para consulta por cualquier accionista de Tamsa o del representante de dicho accionista, en la pagina de la Bolsa Mexicana de Valores, S.A. de C.V. (www.bmv.com.mx).